UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

October 6, 2009

Date of Report

(Date of earliest event reported)

AQUENTIUM, INC. (Exact name of registrant as specified in its charter)
Delaware (State or other jurisdiction of incorporation)	000-23402 (Commission File Number)	11-2863244 (IRS Employer Identification No.)
5188 Western Way, Perris, California (Address of principal executive offices)		92571 (Zip code)

Registrant’s telephone number, including area code:

951-657-8832

[   ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

(17 CFR 240.14d-2(b))

[   ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

 (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.02 Termination of a Material Definitive Agreement

On August 27, 2009, Aquentium, Inc. announced a Stock Purchase Agreement with Banx and Green Group, Inc., a Nevada corporation, and Global Green Resources, Inc., a Nevada corporation.  Under the agreement, Aquentium agreed to acquire 100% of the outstanding common shares of Global Green Resources, Inc. (“Global Green”) in exchange for 3,000 shares of Aquentium Series “A” preferred stock.  The agreement provided that Aquentium would issue the Series “A” preferred stock to Banx and Green Group, Inc. (“Banx and Green”), the sole selling shareholder of Global Green’s common stock.  The agreement could be terminated by the parties after closing if material approvals for both parties were not obtained by December 15, 2009.  Prior to this transaction, there were no material relationships between Aquentium and Global Green or Banx and Green.

On October 6, 2009, both parties to the agreement decided to terminate the agreement because of the unfavorable conditions in the market for financing of new technologies.  As a result of the termination, Aquentium will not acquire Global Green, nor will Aquentium issue any Series “A” preferred stock to Banx and Green.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 6, 2009	AQUENTIUM, INC. By: /s/Mark T. Taggatz Mark T. Taggatz, President

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